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                                                                     Exhibit 1.1



                                 [COMPANY LOGO]


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PRESS RELEASE                                       FOR IMMEDIATE RELEASE

For further information, please contact:

Jilin Chemical Industrial Company Limited           Tel: (86) 432-390 3651
Mr. Li Chunqing                                     Fax: (86) 432-302 8126
                                                    E-mail: jcic@jcic.com.cn

Fortune China Public Relations Ltd.                 Tel: (852) 2838 1162
Ms. Nellie Chan                                     Fax: (852) 2834 5109
                                                    E-mail: nellie.chan@fortunechina.com.hk
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                  PROPOSED CONDITIONAL OFFER TO ACQUIRE SHARES

PetroChina Company Limited (HKSE stock code: 0857; NYSE: PTR) has announced that, subject to the satisfaction of various conditions, or if permissible, waiver of these conditions, it intends to make voluntary conditional offers to acquire all outstanding overseas listed foreign invested ordinary shares (H shares, including H shares represented by American depositary shares) and domestic invested shares (A shares) of Jilin Chemical Industrial Company Limited (the "Company", HKSE: 368, NYSE: JCC).

These conditions include regulatory approvals, relief or exemptions and approvals of shareholders of the Company. As of October 30, 2005, PetroChina owned 67.3% of the outstanding share capital of the Company.

* * * * *
The Company is one of the PRC's largest producers of basic chemical and chemical raw materials, and one of the PRC's largest diversified chemical enterprises. Its primary business consists of the production of petroleum products, petrochemical and organic chemical products, synthetic rubber products, chemical fertilizers and other chemical products.

*******

This press release does not constitute an offer to purchase, an offer for sale of or a solicitation of an offer to sell or purchase any securities in the United States. Securities may not be offered or sold in the United States absent registration or an exemption from registration.

Investors should carefully read any filings made by the Company or PetroChina Company Limited in connection with the conditional offer for shares of the Company,

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including any tender offer statement on Schedule TO, related solicitation/recommendation statement on Schedule 14D-9 and any other documents relating to the offer for the shares of Jilin Chemical Industrial Company Limited, if and when any such documents are filed with the U.S. Securities and Exchange Commission (the "SEC") because they will contain important information. If and when filed with the SEC, any such Schedule TO, Schedule 14D-9 and any related documents will be available free of charge at the SEC's web site, at www.sec.gov.

Certain statements contained in this press release might be viewed as "forward-looking statements" within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the performance or financial condition of the Company to be materially different from any future performance or financial condition implied by such statements.


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